As filed with the Securities and Exchange Commission on June 26, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOSPECIFICS TECHNOLOGIES CORP.
(Exact name of Registrant as specified in its charter)

Delaware	11-3054851
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

35 Wilbur Street
Lynbrook, New York	11563
(Address of principal executive offices)	(Zip Code)

BIOSPECIFICS TECHNOLOGIES CORP. 2019 OMNIBUS INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Dr. Ronald Law
Principal Executive Officer
35 Wilbur Street
Lynbrook, New York 11563
(Name and address of agent for service)

(516) 593-7000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
	Amount	maximum	aggregate	Amount of
Title of Securities to be	to be	offering price	offering	registration
registered	registered(1)(2)	per share(3)	price(3)	fee
Common Stock, $0.001 par value	1,247,598	$57.85	$72,173,544.30	$8,747.43

(1)

Amount to be registered consists of an aggregate of 1,247,598 shares of common stock, $0.001 par value (“Common Stock”), of BioSpecifics Technologies Corp. to be issued under the BioSpecifics Technologies Corp. (the "Company") 2019 Omnibus Incentive Compensation Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan. Each share of Common Stock registered hereunder includes an associated right to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock for $12.00. These purchase rights are not exercisable until the occurrence of certain prescribed events, none of which has occurred. These purchase rights are, and until the occurrence of any such prescribed event these purchase rights will be, evidenced by the certificates representing the associated shares of Common Stock, and may be transferred only with such shares of Common Stock. The value attributable to these purchase rights, if any, is reflected in the value of the associated shares of Common Stock.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may be offered or issued in respect of the shares identified in the above table by reason of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on June 24, 2019.

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be included in the Section 10(a) prospectus will be sent or given to employees as specified by Rule 428 of the Securities Act, and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

            The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (filed on April 2, 2019);

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (filed on May 10, 2019);

(c)	The Company’s Current Reports on Form 8-K filed on January 24, 2019, February 21, 2019, February 28, 2019, March 18, 2019, April 2, 2019, May 23, 2019, and June 14, 2019;

(d)

The Company’s description of its Common Stock set forth in its registration statement on Form 8-A12B filed on January 6, 2009 (File No. 001-34236) and any amendment or report the Company may file with the Commission for the purpose of updating such description; and

(e)

The description of the rights issued pursuant to the Rights Agreement, dated May 14, 2002 (as amended through May 11, 2018), between the Company and OTC Corporate Transfer Service Company, included in the Company’s Form 8-A12G (File No. 000-19879) filed on May 30, 2002, the Company’s Form 8-A12G/A filed on February 4, 2011, and any amendment or report the Company may file with the Commission for the purpose of updating such description.

            To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

            All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Company files such report or document.

            Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

            Not applicable.

Item 5. Interests of Named Experts and Counsel.

            Not applicable.

Item 6. Indemnification of Directors and Officers.

            Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

  for any breach of their duty of loyalty to the corporation or its stockholders;
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  under Section 174 of the Delaware General Corporation Law (the “DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or
  for any transaction from which the director derived an improper personal benefit.

            The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

            As permitted by the DGCL, Article VII of the Company’s Certificate of Incorporation, as amended (the “Certificate”) provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Article VII further states, however, that the foregoing does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, Article VIII of the Company’s Amended and Restated By-laws (the “Bylaws”) provides that the Company will indemnify its officers, directors, employees and agents to the fullest extent permitted by the DGCL. The Bylaws further provide for the advancement of expenses.

            The Company has entered into an indemnification agreement with its principal financial officer, Patrick M. Caldwell. This agreement provides broader indemnity rights than those provided under the DGCL and under the Company’s Certificate and Bylaws.

            As permitted by Article VIII of the Company’s Bylaws, the Company maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed.

            Not applicable.

Item 8. Exhibits.

            A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit No.	Description
5.1*	Opinion of Morgan, Lewis & Bockius LLP
23.1*	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm for BioSpecifics Technologies Corp.
23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
99.1*	BioSpecifics Technologies Corp. 2019 Omnibus Incentive Compensation Plan

______________________________
* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 13, 2019.

BIOSPECIFICS TECHNOLOGIES CORP.

By:	/s/ Dr. Ronald Law
Name: Ronald Law
Title: Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dr. Ronald Law	Principal Executive Officer	June 13, 2019
Dr. Ronald Law

/s/ Patrick Caldwell	Principal Financial Officer and Principal Accounting Officer	June 13, 2019
Patrick Caldwell

/s/ Dr. Paul Gitman	Director	June 13, 2019
Dr. Paul Gitman

/s/ Michael Schamroth	Director	June 13, 2019
Michael Schamroth

/s/ Dr. Mark Wegman	Director	June 13, 2019
Dr. Mark Wegman

/s/ Toby Wegman	Director	June 13, 2019
Toby Wegman

/s/ Jennifer Chao	Director	June 13, 2019
Jennifer Chao